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                                                                 EXHIBIT 10.58



                               LICENSE AGREEMENT

                                    Between

                                 PageMart, Inc.

                                      and

                               MWR Telecom, Inc.

                               (d/b/a MWR Towers)

                                 April 12, 1996
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                      Master Tower Site License Agreement
                               Table of Contents

1.       Premises . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  page 1
2.       Master License Term and Renewal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  page 2
3.       Site Supplement Term and Renewal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  page 2
4.       Rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  page 3
5.       Permitted Use  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  page 3
6.       Interference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  page 4
7.       Relocation of Licensed Space . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  page 5
8.       Improvements; Utilities; Access; Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  page 5
9.       Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  page 7
10.      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  page 8
11.      Limited Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  page 9
12.      Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  page 9
13.      Notification of Damages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . page 10
14.      Environmental Hazards  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . page 11
15.      Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . page 11
16.      Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . page 12
17.      Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . page 12
18.      Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . page 12
19.      Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . page 12
20.      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . page 13
21.      Interruptions or Delays in Service . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . page 13
22.      No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . page 13
23.      Covenants and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . page 13
24.      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . page 14
25.      Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . page 14
26.      Execution of Other Instruments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . page 14
27.      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . page 14
INTERFERENCE, FAA/FCC, ASSIGNMENT and TERMINATION RIDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . page 16
EXHIBIT A: SITE SUPPLEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . page 17
EXHIBIT B: DESCRIPTION OF LICENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . page 20
EXHIBIT C: FEES AND CHARGES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . page 22

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                      MASTER TOWER SITE LICENSE AGREEMENT

This Master Tower Site License Agreement ("Master License") is entered into this 5th day of April, 1996 ("Commencement Date"), by and between MWR Telecom, Inc. d/b/a MWR Towers , a Delaware corporation , with offices in Cedar Rapids, Iowa ("Licensor") and, PageMart, Inc., a Delaware corporation , with offices in Dallas, Texas ("Licensee").

                                    RECITALS

         A. Licensor has entered into various agreements with utility companies ("Company") wherein it has obtained access to certain microwave communication towers ("Towers") and adjacent land for the purpose of installing, maintaining and removing communications equipment to provide communications services and including the sublicensing of such rights ("Company Tower Agreements").

         B. Licensee wishes to sublicense from Licensor on a non-exclusive basis certain portions of such Towers and adjacent land for the purpose of locating unmanned radio communications equipment. Each licensed location will be referred to individually as a "Site" and collectively as "Sites".

In consideration of the above recitals, the mutual covenants and premises in this Master Lease, the parties agree as follows:

                                  1. PREMISES

         1.1 Subject to the following terms and conditions, Licensor grants Licensee the right to access and use certain space on one or more Towers together with sufficient space in the adjacent equipment building, equipment module or land ("Site") as specified on individual Site Supplements.

         1.2 Licensor warrants, with respect to each Site Supplement, that it has a good and marketable leasehold interest or a valid license for access and use of such Site.

         1.3 Each Site location is described in the Site Supplements attached as Exhibit A, with each Tower location identified separately on individual pages of Exhibit A. Licensee's use of the Site shall be limited to the described Site together with Licenses for access described and depicted in attached Exhibit B, with its separate pages identifying Licenses for access corresponding to the Sites identified in Exhibit A. Upon receipt of written communication by Licensee of the desire to add Tower Sites to this Master License, Licensor shall provide Licensee with the Tower Site Description (Exhibit A, page 1) to be completed by Licensee. Upon receipt of the completed document, Licensor shall evaluate the feasibility of utilization of the Site. Licensor may decline an additional Site Supplement based on its own business purposes, if there is not adequate space to accommodate Licensee's equipment, antennas and appurtenances, or pursuant to paragraph 3 of this License. A Site Supplement shall become effective either upon the date of installation or 30 days after Licensor's written approval for the use of the Site, whichever occurs first. ("Effective Date").


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                       2. MASTER LICENSE TERM AND RENEWAL

         The initial term of this Master License is five (5) years, from the Commencement Date and terminating at Midnight on the last day of the month in which the fifth annual anniversary of the Commencement Date shall have occurred ("Term"). The Term of this Master License shall automatically be renewed for three (3) successive five (5) year periods, unless written notice of non-renewal is delivered at least ninety (90) days prior to the expiration of the initial Term or any renewal Term.

                      3. SITE SUPPLEMENT TERM AND RENEWAL

         3.1 The Licensor and Licensee's obligations under any Site Supplement issued pursuant to this Master License are expressly conditioned upon and subject to the following:

                 (a) Unless otherwise specified by Licensor, Licensee shall obtain, at Licensee's expense, all applicable licenses, permits or other approvals from all local, state of federal government and/or regulatory entities ("Government Approvals").

                 (b) Licensee's technical reports must establish to Licensor's and Company's satisfaction that the Site is capable of being suitably engineered to accomplish Licensee's intended use of the Site in compliance with the Authorization Procedures established by Licensor and Company.

                 (c) Licensee shall comply with the Operational Procedures established by Licensor and Company.

         3.2 Licensee acknowledges that the access rights granted by any Site Supplement are subject to any limitations or restrictions on access imposed upon Licensor (and therefore upon Licensee) by the underlying Company Tower Agreement relating to a particular Site. Licensee agrees to abide by such limitations or restrictions.

         3.3 Licensee acknowledges that the underlying Company Tower Agreement or a project segment authorized under such Agreement grants the Company the right to terminate such underlying Company Tower Agreement under the following conditions:

                 (a) if the use of such portion of the Company Utility Network (as defined in the Company Tower Agreement) is forbidden by governmental authorities or by property owners pursuant to contract;

                 (b) The site use interferes or compromises the integrity of the Company Utility Network, Company Communication Network (as defined in the Company Tower Agreement) or the operation of the Company Utility Network;

                 (c) due to engineering or insurance concerns including but not limited to electrical interference or maintenance of the physical/structural integrity of the Towers; or

                 (d) failure to cure a material breach of the Company Tower Agreement.

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         In the event of such termination, the relevant Site Supplements shall terminate concurrently therewith.

         3.4 Initial Site Supplements may be requested by Licensee for an initial period of five (5) years, and for one (1) additional five (5) year period if the Master License is then in effect. No new Site Supplements shall issue after the expiration of ten (10) years from the Effective Date of this Master Lease, unless the term of such Site Supplement does not extend beyond the Term or renewal Term of the Master License.

         3.5 The initial term of each Site Supplement is five (5) years. Licensee may request renewal of any Site Supplement coterminous with the Term of the Master License. Licensee may request an extension of the Site Supplement for an additional period by giving notice of the renewal request in writing at least six (6) months prior to the expiration of the current Term.

         3.6 The renewal of the Master License and related Site Supplements shall be on the same terms and conditions as set forth in this Master Lease, except that the rent shall be the greater of the fair market rent for leases of towers of comparable quality in the area or the current Rent plus a percentage equal to the percentage increase in the latest published Consumer Price Index compared to the same index as shown for the historical month of March, 1996. "Consumer Price Index" shall mean the Consumer Price Index for all Urban Consumers ("CPI-U"). If the said index ceases to be published, then a reasonably comparable index shall be used.

                                   4. RENT

         4.1 Licensee shall pay Licensor, as rent, at the rates set forth in Exhibit C ("Rent"), payable in accordance with the terms of the applicable Site Supplement. Rent shall be due monthly in advance, payable to MWR Towers, at Licensor's address specified on the invoice. Rent shall be adjusted as described in Paragraph 3.6 of this Master License.

         4.2 Within 30 days of the receipt of the invoice, Licensee agrees to make payment in full, without deduction or setoff. Payment shall refer to the invoice number. Licensee agrees that any restrictive endorsements, releases, or other statements on or accompanying payments accepted by Licensor shall not be effective. Delinquent payments shall bear interest at the rate of one and one-half percent (1 1/2%) per month, or portion thereof, but not to exceed the maximum lawful rate.

         4.3 Charges under this Master Lease, including all subsequently executed Site Supplements, do not include taxes. Licensee agrees to pay any sales, use, or other taxes (exclusive of taxes on Licensor's net income) that may be levied on Licensor in connection with the Licensee's attachments on the Tower and use of the Site, unless Licensee has provided Licensor with a valid tax exemption certificate.

                                5. PERMITTED USE

         5.1 The Site may be used by Licensee only for installation, operation, construction, maintenance, repair or replacement of antennas and other Licensor-approved equipment and facilities used in connection with the permitted uses of the transmission and reception of radio

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communications signals ("Communications Facilities or Communications System").
Licensee may (prior to or after the Effective Date) obtain a title report, perform surveys, soils tests, and other engineering analysis and studies on, under and over the Site, necessary to determine that Licensee's use of the Site will be compatible with Licensee's engineering specifications, system design, operations, Government Approvals and Operational Procedures. All on-site activities performed prior to Effective Date, such as feasibility testing and Site suitability assurance, may occur only with the prior written approval of Licensor, unless otherwise specified in writing by the Licensor. Licensee must provide a certificate of insurance consistent with the requirements in Paragraph 11, prior to conducting any on-site activities, such as feasibility testing and Site suitability assurance.

         5.2 Prior to execution of a Site Supplement, Licensee will examine the Site. Licensee will conduct a feasibility study at Licensee's expense and assure its review and approval by Licensor. Licensee will determine that the Site is suitable for Licensee's facilities and intended use. Licensor shall determine whether a structural analysis will be required in addition to the feasibility study. Licensor shall also determine to what extent the Tower will require modification to withstand the additional load brought about by installation of Licensee's Communications Facilities. The cost of the structural analysis and the required modifications shall occur at Licensee's expense. Licensor makes no representations that the Site is suitable for Licensee's facilities and intended use. Taking possession of the Site by Licensee is conclusive evidence that Licensee accepts Site AS IS with all faults.

         5.3 Prior to execution of or during the Term of the Master License, Licensee shall, if requested by Licensor, execute a Non-Disclosure Agreement which will then be attached to this Master License as Exhibit D.

                                6. INTERFERENCE

         6.1 Licensee shall not use the Site in any way which interferes with the Licensor's use of the Towers, provision of services to Company's or Licensor's customers, or tenants or licensees of Company or Licensor. Such interference shall be deemed a material breach by the interfering party who shall, upon written notice from Company or Licensor, be responsible for terminating said interference. In the event any such interference does not cease promptly, the parties acknowledge that continuing interference may cause irreparable injury and therefore, the injured party shall have the right, in addition to any other rights that it may have at law or in equity, to bring an action to enjoin such interference or to terminate the Site Supplement for the affected location immediately upon written notice.

         6.2 Licensee and Licensor agree that due to the nature of Licensor's business some electromagnetic interference may be generated by Licensee's equipment or within the building housing Licensee's equipment. In the event this electromagnetic interference causes other Licensee's equipment to malfunction, Licensor shall immediately notify Licensee in writing at which time Licensee shall make an effort to eliminate, reduce or filter out the interference. In the event Licensor is unable to eliminate the interference, or reduce it to a level acceptable to Licensor, within a period of thirty (30) days then Licensor may cancel the applicable Site Supplement. If the Licensee causes interference that cannot be eliminated, the Licensee shall be responsible for one year's annual, rent.



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                        7. RELOCATION OF LICENSED SPACE

         Licensor reserves the right to change the location of Licensee's antennas or other equipment upon thirty (30) days written notice to Licensee. Upon determination by Licensor that Licensee's Communications Facilities must be relocated, Licensee will, in good faith, relocate Licensee's Communications Facilities to space mutually acceptable to Licensor and Licensee. If agreement cannot be reached, Licensor shall determine the relocated space to be used. Licensor, at its own expense, will relocate to the extent necessary, the antenna, cabling and any equipment that was installed by or on behalf of Licensee; however, such relocation will not adversely affect the effectiveness of Licensee's Communication Facilities at the Site.

                 8. IMPROVEMENTS; UTILITIES; ACCESS; INSPECTION

         8.1 Upon written approval of a Site Supplement by Licensor, Licensee shall have the right, at its expense, to construct, maintain, install, relocate and remove improvements, personal property and facilities subject to the terms and conditions of this Master License. Licensor's written approval to the Site plans, specifications for such construction and other improvements, and the contractor performing such work shall be required prior to commencement of such work.

         a. Licensee shall provide in writing the names, addresses and telephone numbers of all persons who will perform work on behalf of Licensee at the Site. Licensor shall have the right to inspect identification of any of Licensee's personnel at any time. Licensor shall have the right to refuse access to any person who refuses to provide identification upon request or whose name does not appear on the personnel list provided by Licensee. Licensor reserves the right to refuse admittance to any of Licensee's personnel. Where permitted by the underlying Company Tower Agreement (Paragraph A), keys to the Site shall be issued to the Licensee for Site access.

         b. Licensee shall use for construction, maintenance, installation, relocation and removal only those contractors for which Licensor has given written approval. Upon written approval of Licensor, Licensee shall have the right to replace or upgrade antennas or equipment at any time during the term of a Site Supplement.

         8.2 The antennas, cabling and tenant-installed equipment shall remain the exclusive personal property of Licensee and will never be considered fixtures to the real estate. Upon written approval of Licensor, Licensee shall have the right to remove the antennas, cabling and equipment upon termination of a Site Supplement. All removal work shall be performed at Licensee's expense, and shall be completed within 90 days of termination of a Site Supplement. If removal is not completed within said 90 days, such removal may be undertaken by Licensor at Licensee's expense, or upon Licensor's election, such property shall be deemed abandoned, the title to such property shall be deemed to be in Licensor, and Licensee agrees to execute an appropriate bill of sale.

         8.3 Licensee, at its expense, may use any and all reasonably appropriate means of restricting access to Licensee's equipment and/or module, upon written approval of Licensor.


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         8.4     Each antenna must be identified by a metal tag fastened
securely to its bracket on the Tower and each transmission line shall be tagged at the point of entry into the equipment shelter. Each tag must clearly identify the name of the Licensee.

         8.5 Licensee must, at its sole expense, comply with all laws, orders, ordinances, regulations and directives of applicable federal, state, county and municipal authorities or regulatory agencies, including without limitation, the Federal Communications Commission (FCC).

         8.6 Unless otherwise specified by the Licensor, Licensee shall, at Licensee's expense, keep and maintain the Site and all building(s) and improvements utilized by Licensee now or hereafter located thereon in a structurally safe and sound condition and in good repair during the term of a Site Supplement. If Licensee does not make such repairs within 30 days after receipt of notice from Licensor requesting such repair and such repairs are required, then Licensor may, at its option, make the repairs. Licensee shall pay Licensor on demand Licensor's actual costs in making the repair plus Licensor's overhead. If emergency repairs are needed to protect persons, property, or to allow the use of the Towers, Licensee must immediately correct the safety or use problem, even if a full repair cannot be made at that time or Licensor may make such repairs at Licensee's expense. Upon termination of the Site Supplement, the Site shall be returned to Licensor in as good or better condition, normal wear and tear excepted. Licensee shall be responsible for the actual costs to return Site to good, usable condition.

         8.7 Licensor covenants that it will keep the Tower in good repair as required by federal law, including but not limited to the Telecommunications Authorization Act of 1992, 102 P.L. 538, 106 Stat. 3533 (1992) and amendments to Sections 303(g) and 503(b)(5) of the Communications Act of 1934. Licensor shall also comply with all rules and regulations promulgated by the Federal Communications Commission (FCC) and the Federal Aviation Agency (FAA) with regard to the lighting, marking, painting of towers or other requirements, as well as local, state and other federal laws. In the event that any fines are imposed due to Licensor's failure to adhere to FCC/FAA requirements, Licensor shall pay such fines,

         8.8 Licensee shall be responsible for all costs of providing utility services to the Sites.

         (a) In order to control the quality of electrical service provided, Licensor reserves the right of first refusal to provide emergency power to each Site.

         (b) In order to control the quality of telecommunications transport to and from the Site, Licensor hereby reserves the right of first refusal to provide interconnection and transport services to each Communications Facility on the Site, at a cost competitive with the prevailing fair market value of comparable service.

         8.9 Licensee shall cause all construction to occur lien-free. If any lien is filed against the Site as a result of the acts or omissions of Licensee, or Licensee's employees, agents, or contractors, Licensee must discharge the lien in a manner satisfactory to Licensor within 30 days after Licensee receives written notice from any party that the lien has been filed. If Licensee falls to discharge any lien within such period, then, in addition to any other right or

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remedy of Licensor, Licensor may, at its election, discharge the lien by either paying the amount claimed to be due or obtaining the discharge by deposit with a court. Licensee must pay on demand any amount paid by Licensor for the discharge or satisfaction of any lien and all reasonable attorneys' fees and other legal expenses of Licensor incurred in defending, any such action or in obtaining, the discharge of such lien, together with all necessary disbursements in connection therewith.

         8.10 As partial consideration for Rent paid under each Site Supplement, Licensor hereby grants Licensee a license for ingress, egress, and access (including access described in Paragraph 1) to the Site adequate to service the Site, antennas and other equipment, for the Term of the applicable Site Supplement.

         8.11 Licensor and its agents may inspect or observe at any time any work while in progress or after completion to ascertain whether the work is in accordance with the Operational Procedures and the requirements of this Master License and the applicable Site Supplement, and applicable laws and regulations. Licensor may require Licensee to correct any faulty work. Such inspection and requirement for correction shall not relieve Licensee of full responsibility for the proper performance of the work.

                                 9. TERMINATION

         Except as otherwise provided herein, this Master License or a Site Supplement may be terminated as follows:

         9.1 Upon thirty (30) days' written notice by Licensor if Licensee fails to cure a default for payment of amounts due under this Master License or any Site Supplement within that 30-day period;

         9.2 Upon thirty (30) days' written notice by either party if the other party defaults or violates any material term or condition of this Master License or any Site Supplement and fails to cure such default within that 30-day period, or such longer period as may be required to diligently complete a cure commenced within that 30-day period;

         9.3 If any petition is filed by or against Licensee, under any section or chapter of the present or any future federal Bankruptcy Code or under any similar law or statute of the United States or any state thereof, and such petition is not dismissed within 90 days after the filing thereof, or Licensee is adjudged bankrupt or insolvent in proceedings filed under any section or chapter of the present or any future federal Bankruptcy Code or under any similar law or statue of the United Sates or any state thereof, if a receiver, custodian, or trustee is appointed for Licensee and such appointment is not vacated within 60 days of the date of the appointment; or if Licensee becomes insolvent or makes a transfer in fraud of creditors.

         9.4 If Licensee, after the Effective Date, having made a good faith effort, fails to obtain any license, permit or Governmental Approval necessary for the construction and/or operation of the antennas and other equipment of Licensee's business, Licensor shall retain the balance of the remaining annual rent payment, as specified in Paragraph 4. Licensee shall also reimburse Licensor for all actual and other preparatory expenses incurred.

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
         9.5 Upon notice that any previously issued certificate permit, license or approval is canceled, expires, lapses, or is otherwise withdrawn or terminated by the authorizing entity.

         9.6     Upon twenty-four (24) month's written notice by Licensor;

         9.7 Immediately upon written notice if the Site or the antennae or equipment are destroyed, damaged or rendered inoperative through no fault of Licensee, so as in Licensee's reasonable judgment, to substantially and adversely affect the effective use of the Site. In such event, all rights and obligations of the parties shall cease as of the date of the damage, destruction or inoperability and Licensee shall be entitled to any Rent prepaid by Licensee. If Licensee elects to continue the affected Site Supplement, all Rent shall abate until the Site and/or antennas and other equipment are restored to working condition.

         9.8 Upon lawful condemnation of the Site by an entity having the power of eminent domain. If there is a condemnation of the Site, including without limitation a transfer of the Site by consensual deed in lieu of condemnation, then the Site Supplement for the condemned Site will terminate upon transfer of title to the condemning authority, without further liability to either party under this Master Lease. Licensee is entitled to pursue a separate condemnation award for the Communications Facility from the condemning authority.

         9.9 Licensor has the right to immediately terminate a Site Supplement and all of Licensee's rights to the Site in accordance with Paragraph 6 (interference).

                                 10. INSURANCE

         10.1 Prior to work commencing, including feasibility testing and Site suitability assurance described in Paragraph 5(a) and (b) above, Licensee shall provide proof of insurance, as outlined below, and shall maintain the coverages specified during the full term of this Master License and any Site Supplement and for 180 days after its termination for any reason:

                 (a) Comprehensive General Liability insurance (including Premises-Operations, Products and Completed Operations, Contractual, Broad Form Property Damage, Independent Contractors, and Personal Injury) with the following minimum limits:

                          (i) Combined Single Limit of $2 million each occurrence

                          (ii) Bodily Injury and Property Damage of $2 million general aggregate and $2 million products and completed operations aggregate.

                 (b) Workers' Compensation insurance with statutory limits and Employers Liability insurance with limits of not less than $500,000.00.

         10.2 Licensee shall furnish Licensor with a certificate from an insurance carrier acceptable to Licensor and Company stating that policies of insurance have been issued by it to Licensee providing for the insurance coverage listed above and that such policies are in force. Such certificates shall state that the insurance carrier will give the Licensor 30 days' prior written notice of any cancellation or material changes in such policies. Failure to

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
maintain such insurance at any time shall constitute a default of this Master License but shall not relieve Licensee from any liabilities assumed under this License. Termination of this Master License for any reasons whatsoever shall not affect any obligation with respect to work performed prior to such termination, or the indemnity or insurance provisions contained in this Master License.

         10.3 Lessee will not do or permit to be done in or about the Site, nor bring or keep or permit to be brought to the Site, anything that:

                 (a) is prohibited by any insurance policy carried by Licensor covering the Site, any improvements thereon; or

                 (b) will increase the existing premiums for any such policy beyond that contemplated for the addition of the Communications Facility.

                             11. LIMITED LIABILITY

         11.1 Licensee agrees to release and hold Licensor harmless from any and all claims arising from the installation, construction, use, maintenance, repair, relocation or removal of the antennas and other equipment or in any way related to this Master Lease or any Site Supplement issued under this Master Lease, except for claims arising from the gross negligence or willful misconduct of Licensor, its employees, or agents.

         11.2 Neither party shall be liable to the other party for the other party's consequential or indirect damages, including, but not limited to, exemplary or punitive damages, loss of profits or revenue, whether arising out of this transaction or breach of this Master License or any Site Supplement issued under this Master License, out of Tort (including negligence), strict liability, contract (including warranty) or otherwise.

                              12. INDEMNIFICATION

         12.1 Licensee, on behalf of itself and for its subsidiaries, successors, assigns, licensees, sub-licensees, contractors and subcontractors, hereby releases Licensor and Company, their subsidiaries, successors and assigns, and agrees to defend, indemnify and save harmless same from any and all claims, demands or causes of action for bodily injuries, property damage, or loss of life or property, including claims of third parties and all reasonable costs and expenses, (including reasonable attorneys' and experts' fees), incurred in connection with actions arising out of or in any way connected with its activities, including, but not limited to, the design, engineering, installation, construction, use, operation, maintenance, repair, relocation, removal of its materials or Communications Facilities, defect or failure of the licensed Sites or which occur by virtue of the above activities or access to the licensed Sites, any defect failure, or malfunction of any facilities or materials whether furnished by Licensee or Licensor, or presence on the Site, except those claims, demands or causes of action for bodily injuries, property damage or loss of life or property caused or occasioned solely by the gross negligence or willful misconduct of Licensor, Company, or their agents, officers, employees, subsidiaries, successors and assigns.

         12.2 Without limiting the foregoing, Licensee assumes all risk of and agrees to relieve Licensor of any and all liability for loss or damage (and the consequences of loss or damage) to any property installed by Licensee on the Site and any other financial loss sustained by Licensee, whether caused by fire, water or other perils.

         12.3 Without limiting the foregoing, Licensee will indemnify, defend, and hold harmless Licensor and Licensor's agents, offices and employees, from any and all claims asserted by customers of Licensee in any way arising out of or in connection with this Master License or any Site Supplement or Licensee's Communications System, except that arising out of the gross negligence or willful misconduct of Licensor or Licensor's agents, officers or employees.

         12.4 To the extent not prohibited by law, Licensee will release, indemnify, defend, and hold Licensor (and its affiliates and personnel) harmless against all losses, costs (including reasonable attorneys' fees), damages, expenses, claims, demands, or liabilities arising out of or caused by, or alleged to have arisen out of or been caused by any failure by Licensee to satisfy all claims for labor, equipment, materials and other obligation relating to the performance of the work under this Master License or any Site Supplement. 12.5 Licensee will indemnify Licensor for any taxes levied upon Licensor resulting from Licensee's use of the Site or due to Licensee's equipment or facilities on the Site.

         12.5 Licensee will indemnify Licensor for any taxes levied upon Licensor resulting from Licensee's use of the Site or due to Licensee's equipment or facilities on the Site.

         12.6 Licensee shall give Licensor prompt notice of any asserted claims or actions indemnified against, shall cooperate with Licensor in the defense of any such claims or actions and shall not settle any claims or actions without the prior consent of Licensor, which consent shall not be unreasonably withheld or delayed.

         12.7 Neither party shall settle separately any claim, demand, suit or action arising out of this transaction or in connection with the rights and responsibilities which are the subject of this Master License any Site Supplement issued under this Master License with a third party without giving notice and consulting with the other party.

         12.8 The obligations of the respective parties under this Article herein shall survive the termination of this Agreement, including any extensions thereto, with respect to any occurrences arising out of activities undertaken within the term of this Master License or any Site Supplement issued under this Master License.

                         13. NOTIFICATION OF DAMAGES

         Licensee shall immediately notify Licensor of any damages caused by Licensee, its subsidiaries, successors, assigns, contractor(s) or subcontractor(s) to the Licensor or Company facilities or any claims against Licensee for property damage, bodily injury or death arising directly or indirectly out of the Licensee's use of the licensed Site, or facilities of third party.

                           14. ENVIRONMENTAL HAZARDS

         14.1 Licensee will not bring to, transport across, or dispose of any Environmental Hazards on any particular Site without Licensor's prior written approval, which approval shall not unduly be withheld except Licensee may keep on the licensed Sites substances used in back up power units (such as batteries and diesel generators) commonly used in the wireless telecommunications industry. Licensee's use of any approved substances constituting Environmental Hazards, must comply with all applicable laws, ordinances, and regulations governing said use.

         14.2 The term "Environmental Hazards" means hazardous substances, hazardous wastes, pollutants, asbestos, polychlorinated biphenyl (PCB), petroleum or other fuels (including crude oil or any fraction action or derivative thereof) and underground storage tanks. The term "hazardous substances" shall be as defined in the Comprehensive Environmental Response, Compensation, and Liability Act, and any regulations promulgated pursuant thereto. The term "pollutants" shall be as defined in the Clean Water Act, and any regulation promulgated pursuant thereto. This Article provision shall survive termination of the Master License and any particular Site Supplement.

                                 15. ASSIGNMENT

         15.1 Licensor agrees that Licensee may assign, sublet or otherwise transfer any of its rights, benefits, liabilities and obligations under this Master License and all Site Supplements, only with the prior, written consent of the Licensor and only to any person or business entity which is licensed by the FCC to operate a wireless communications business., Licensee shall provide written notification of its intent to assign at least one hundred and twenty
(120) days in advance. Upon written notification of Licensee to Licensor of any such action and the assignee's written assumption of all terms and conditions of this Master License and all Site Supplements, Licensee shall be relieved of all future performance, liabilities and obligations under this Master License and all Site Supplement as of the effective date of the assignment.

         15.2 Licensor may assign, sublet or otherwise transfer any of its rights, benefits, liabilities and obligations under this Master License and any Site Supplement, only with the prior, written consent of the Licensee, except Licensor shall have the right by written notification to Licensee to assign, convey or otherwise transfer its rights, title, interest and obligations under this Master License and all Site Supplements to any entity controlled by Licensor, controlling or under common control or any entity into which Licensor may be merged, consolidated or which purchases all or substantially all of the assets of Licensor. Upon written notification of Licensor to Licensee of any such action and the assignee's written assumption of all terms and conditions of this Master License and all Site Supplements, Licensor shall be relieved of all future performance, liabilities and obligations under this Master License and any Site Supplement as of the effective date of the assignment.

                                   16. TAXES

         Licensee shall pay any personal property taxes assessed on, or any portion of such taxes attributable to the Communications Facilities or Communications System. Licensor shall pay when due all real property taxes and all other fees and assessments attributable to the Site. However, Licensee shall pay, as additional rent, any increase in real property taxes levied against the Site (excluding any additional taxes that relate to the period prior to the Effective Date,) which is directly attributable to Licensee's use of the Site, and Licensor agrees to furnish proof of such increase to Licensee, upon Licensee's request.

                              17. CONFIDENTIALITY

         The parties shall keep confidential the terms and conditions of this Master License and any Site Supplement, except as reasonably necessary for performance thereunder and except to the extent disclosure may be required by applicable laws or regulations, in which latter case, the party required to make such disclosure shall promptly inform the other party prior to such disclosure to enable that party to make known any objections it may have to such disclosure.

                             18. DISPUTE RESOLUTION

         In the event any dispute or controversy arising out of or relating to this Master Lease or any Site Supplement, the parties agree to exercise their best efforts to resolve the dispute as soon as possible. The parties shall without delay continue to perform their respective obligations under this Master License which are not affected by the dispute. To invoke the dispute resolution process set forth in this paragraph, the invoking party shall give to the other party written notice of its decision to do so, including a description of the issues subject to the dispute and a proposed resolution thereof. Designated representatives of both parties shall attempt to resolve the dispute within five (5) working days after such notice. If those designated representatives cannot resolve the dispute, the parties shall meet at Company's office and describe the dispute and their respective proposals for resolution to the Chief Executive Officer of Licensor and the Chief Executive Officer of Licensee, who shall act in good faith to resolve the dispute. If the dispute is not resolved within ten (10) calendar days after such meeting, the dispute shall be settled by arbitration in accordance with paragraph 19 of this Master License.

                                19. ARBITRATION

         If a dispute is not resolved pursuant to Paragraph 18 of this Master Lease, the dispute shall be resolved by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. The parties shall endeavor to select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this Master License. In the event the parties are unable to agree to such a selection, each party will select an arbitrator and the arbitrators in turn shall select a third arbitrator.

         The arbitrator(s) shall not have the authority, power or right to alter, change, amend, modify, add or subtract from any provision of this Agreement or to award punitive damages. The arbitrator shall have the power to issue mandatory orders and restraining orders in connection with the arbitration. The award rendered by the arbitrator shall be final and binding on the parties and judgment may be entered thereon in any court having jurisdiction. The agreement to arbitration shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceeding, the party shall continue to perform their respective obligations under this Agreement.

                               20. GOVERNING LAW

         This Master License or any Site Supplement and the performance thereof shall be governed, interpreted, construed and regulated by the laws of the State of Iowa.

                     21. INTERRUPTIONS OR DELAYS IN SERVICE

         If either party is wholly or partially prevented from meeting its obligations under this Master License reason of or through strikes, stoppage of labor, riots, fire, flood, invasion, insurrection, accident, the order of any court, judge, or civil authority, act of God, or any cause reasonably beyond its control and not attributable to its neglect ("Force Majeure"), then such party's obligations shall be temporarily suspended. However, such party shall act in good faith and as promptly as possible in removing such interruption or suspension, or to find a reasonable alternative to meet its obligations under this Master Lease.

                                 22.  NO WAIVER

         No delay or omission by either party in the exercise of any right under this Master License shall be construed as a waiver of such right, unless such waiver appears expressly in a writing executed by the party to be charged with such waiver. An indulgence by either party of one or more defaults under this Master License by the other party shall not be construed as a willingness to indulge any other default, unless such willingness appears expressly in a writing executed by the party to be charged with having indicated such willingness. Absent a writing as required under this provision, neither party shall be estopped from enforcing this Master Lease precisely as written.

                          23. COVENANTS AND WARRANTIES

         23.1    Each party, represents and warrants to the other party that:

                 (a) it has full right, power and authority to make this Master License and to enter into the Site Supplements;

                 (b) the making of this Master License and the performance thereof will not violate any laws, ordinance, restrictive covenants, or other agreements under which said party is bound;

                 (c) that said party is a duly organized and existing legal entity recognized by the State of Iowa;

                 (d) the party, is qualified to do business in any state in which the Sites are located; and

                 (e) all persons signing or behalf of such party were authorized to do so by appropriate corporate, partnership or other applicable action.

                                  24. NOTICES

         All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if personally delivered or mailed via certified mail-return receipt requested, or sent by overnight carrier to the following addresses:

         If to Licensor, to;                If to Licensee, to:
                 MWR Towers                         PageMart, Inc.
                 General Manager                    Property Manager
                 Town Centre, Suite 500             6688 N. Central Expressway
                 221 Third Avenue S.E.              Suite 800
                 Cedar Rapids, IA 52401             Dallas, TX 75206

                              25. ENTIRE AGREEMENT

         25.1 The Exhibits referred to in this Master License are incorporated into and made a part of this Master License by this reference.

         25.2 The terms and conditions contained in this Master License supersede all prior oral or written understandings between the parties and constitute the entire agreement between them concerning the subject matter of this Master License or any Site Supplement.

         25.3 There are no understandings or representations, express or implied, not expressly set forth in this Master License or any Site Supplement.

         25.4 This Master License or any Site Supplement shall not be modified or amended except by a writing signed by the authorized representatives of the parties.

                       26. EXECUTION OF OTHER INSTRUMENTS

         The parties agree to execute, acknowledge and deliver to the other such instruments Licensor's lender or Licensee's lender may reasonably request from time to time.

                               27. MISCELLANEOUS

         27.1 Each party agrees to cooperate with the other in executing any documents (including a Memorandum of Lease) necessary to protect its rights or use of the Site. The Memorandum of License which may be recorded, in place of this Master License, by either party. Upon termination of this Master License for any reason, Licensee will record a notice of termination of the Master License if a Memorandum of License was previously recorded.

         27.2 If any provision of this Master License is found by any arbitrator or court of competent Jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision, to the extent allowable by law and the preceding sentence, shall not be voided or canceled, but instead will be modified by such arbitrator or court so that it becomes enforceable with all of the other terms of this Master License continuing in full force and effect.




MWR TELECOM, INC.
doing business as
MWR TOWERS                                 PAGEMART, INC.

By: /s/ KIRK KAALBERG                      By: /s/ HOMER L. HADDLESTON
   ---------------------------                ---------------------------
Printed Name: Kirk Kaalberg                Printed Name:
                                                        -----------------
Its: Executive Vice President              Its:
                                               --------------------------
Date:   4/24/96                            Date:
     -------------------------                  -------------------------

                                   EXHIBIT C:
                                FEES AND CHARGES

SITE NUMBER: IA-S1-57          SITE NAME: Mount Pleasant, IA.
            -------------------          ---------------------------------------
LICENSEE: PageMart, Inc.
         -----------------------------------------------------------------------

ANTENNA FEE:
- ------------

         * Whip: ($1.00/mo.) x (height on Tower in feet)
                 $1.00 x 300 feet . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $300.00/mo.

         * Dish: ($1.00/mo.) x (diameter in feet) x (height on Tower in feet)
                 $1.00 x 3.28 feet diameter x 8 feet up on tower  . . . . . . . . . . . . . . . . . . .  $26.00/mo.

         * Other: ($1.00/mo.) x (height on Tower in feet) . . . . . . . . . . . . . . . . . . . . . . . . $0.00/mo.

FLOOR SPACE RENTAL:
- -------------------

         * Shelter space: ($3.00/mo.) x (total square feet)
                 $3.00 x 4 square feet  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $12.00/mo.

LAND LEASE:
- -----------

         * Parcel lease: ($1.00/mo.) x (total square feet)  . . . . . . . . . . . . . . . . . . . . . . . $0.00/mo.

TOTAL MONTHLY RENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $338.00/MO.
- ------------------

OTHER PROVISIONS:

         MINIMUM ANNUAL FEE:

           * Minimum rental fee = $3,600.00 per year

         POWER FEE:

           * AC: $0.16 per kwh; DC: $0.48 per kwh.

             An AC power charge will only be applied if a separate meter cannot be supplied

         ESCORT SERVICE:

           * Normal work hours (8:00 A.M. through 5:00 P.M.) = $65.00 per hour.

           * After work hours = $100.00 per hour.

             An Escort Service charge will only be applied if separate access cannot be provided

         ESCALATION SCHEDULE:

           * A 4.5% increase (inflation) will be applied yearly starting from the second year throughout the term of the contract.

                                   EXHIBIT C:
                                FEES AND CHARGES

SITE NUMBER: IA-S2-33          SITE NAME: Fort Madison, IA.
            -------------------          ---------------------------------------
LICENSEE: PageMart, Inc.
         -----------------------------------------------------------------------

ANTENNA FEE:
- ------------

         * Whip: ($1.00/mo.) x (height on Tower in feet)
                 $1.00 x 299 feet . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $299.00/mo.

         * Dish: ($1.00/mo.) x (diameter in feet) x (height on Tower in feet)
                 $1.00 x 3.28 feet diameter x 8 feet up on tower  . . . . . . . . . . . . . . . . . . . . . .   $26.00/mo.

         * Other: ($1.00/mo.) x (height on Tower in feet) . . . . . . . . . . . . . . . . . . . . . . . . . .  . $0.00/mo.

FLOOR SPACE RENTAL:
- -------------------

          * Shelter space: ($3.00/mo.) x (total square feet)
                 $3.00 x 4 square feet  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $12.00/mo.

LAND LEASE:
- -----------

         * Parcel lease: ($1.00/mo.) x (total square feet)  . . . . . . . . . . . . . . . . . . . . . . . . .  . $0.00/mo.

TOTAL MONTHLY RENT: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $337.00/MO.
- -------------------

OTHER PROVISIONS:

         MINIMUM ANNUAL FEE:

           * Minimum rental fee = $3,600.00 per year

         POWER FEE:

           * AC: $0.16 per kwh; DC: $0.48 per kwh.

             An AC power charge will only be applied if a separate meter cannot be supplied

         ESCORT SERVICE:

           * Normal work hours (8:00 A.M. through 5:00 P.M.) = $65.00 per hour.

           * After work hours = $100.00 per hour.

             An Escort Service charge will only be applied if separate access cannot be provided

         ESCALATION SCHEDULE:

           * A 4.5% increase (inflation) will be applied yearly starting from the second year throughout the term of the contract.

The nonrecurring charge estimate, the first year's annual fee, and the final payment for the nonrecurring charge shall be sent to:

                           MWR Towers
                           Attn: Accounts Receivable
                           Town Centre, Suite 500
                           221 Third Avenue S.E.
                           Cedar Rapids, IA 52401

All other payments shall be made to MWR Towers, and shall be sent to the address indicated on the bill, or if an address is not indicated on a bill, payment shall be sent to the address indicated above or such other addresses as may be designated from time to time by MWR Towers





MWR TELECOM, INC.
doing business as
MWR TOWERS                                 PAGEMART, INC.

By: /s/ KIRK KAALBERG                      By: /s/ HOMER L. HUDDLESTON
   -------------------------------            -------------------------------
Printed Name: Kirk Kaalberg                Printed Name:
                                                        ---------------------
Its: Executive Vice President              Its:
                                               ------------------------------
Date: 4/24/96                              Date:
     -----------------------------              -----------------------------